Exhibit 99.1

For Additional Information:

Bryan Giglia

Sunstone Hotel Investors, Inc.

(949) 382-3036

Aaron Reyes

Sunstone Hotel Investors, Inc.

(949) 382-3018

SUNSTONE HOTEL INVESTORS REPORTS RESULTS FOR FOURTH QUARTER AND FULL YEAR 2019

IRVINE, CA  – February 18, 2020 – Sunstone Hotel Investors, Inc. (the “Company” or “Sunstone”) (NYSE: SHO), the owner of Long-Term Relevant Real Estate® in the hospitality sector, today announced results for the fourth quarter and year ended December 31, 2019.

Fourth Quarter 2019 Operational Results (as compared to Fourth Quarter 2018):

•

Net Income: Net income decreased 41.6% to $45.4 million. Excluding the effects of the noncash impairment loss, the one hotel sold during the fourth quarter of 2019 and the three hotels sold during the fourth quarter of 2018, net income would have decreased 1.8%.

•	RevPAR: 20 Hotel Comparable Portfolio RevPAR increased 0.8% to $190.43.
•	Hotel Adjusted EBITDAre Margin: 20 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net decreased 110 basis points to 29.4%.
•

Adjusted EBITDAre:  Adjusted EBITDAre, excluding noncontrolling interest decreased 9.8% to $75.5 million. Excluding the effects of the one hotel sold during the fourth quarter of 2019 and the three hotels sold during the fourth quarter of 2018, Adjusted EBITDAre, excluding noncontrolling interest would have decreased 6.9%.

•

Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 10.3% to $0.26. Excluding the effects of the one hotel sold during the fourth quarter of 2019 and the three hotels sold during the fourth quarter of 2018, the decrease in Adjusted FFO attributable to common stockholders per diluted share would have remained constant at 10.3%.

Full Year 2019 Operational Results (as compared to Full Year 2018):

•

Net Income: Net income decreased 44.9% to $142.8 million. Excluding the effects of the noncash impairment losses recorded in both 2019 and 2018, the one hotel sold during 2019 and the six hotels sold during 2018, net income would have decreased 7.4%.

•	RevPAR: 20 Hotel Comparable Portfolio RevPAR increased 1.9% to $196.08.
•	Hotel Adjusted EBITDAre Margin: 20 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net decreased 50 basis points to 30.4%.
•

Adjusted EBITDAre:  Adjusted EBITDAre, excluding noncontrolling interest decreased 3.5% to $320.2 million. Excluding the effects of the one hotel sold during 2019 and the six hotels sold during 2018, Adjusted EBITDAre, excluding noncontrolling interest would have increased 1.1%.

•

Adjusted FFO: Adjusted FFO attributable to common stockholders per diluted share decreased 4.3% to $1.12. Excluding the effects of the one hotel sold during 2019 and the six hotels sold during 2018, Adjusted FFO attributable to common stockholders per diluted share would have increased 2.1%.

John Arabia,  President and Chief Executive Officer, stated, “During the fourth quarter, our portfolio achieved better-than-expected operating results and superior RevPAR performance relative to the U.S. lodging average. We continue to realize the benefits from the long-term investments we made over the past few years as they have resulted in value appreciation and earnings growth. The better-than-expected fourth quarter performance resulted in RevPAR growth and profitability above the high-end of our guidance range.”

Mr. Arabia continued, “We expect the challenging operating environment – the combination of modest revenue growth and elevated expense growth – to persist in 2020, resulting in pressure on hotel profitability. While the operating environment presents short-term challenges, we remain excited about our geographic footprint, which should result in attractive growth relative to our peers. More importantly, our quality portfolio and low-leverage balance sheet provide us with several avenues in which to create long-term stockholder value.”

UNAUDITED SELECTED STATISTICAL AND FINANCIAL DATA

($ in millions, except RevPAR, ADR and per share amounts)

	Quarter Ended December 31,				Year Ended December 31,
	2019	2018	Change		2019	2018	Change

Net Income	$45.4	$77.8	(41.6)%		$142.8	$259.1	(44.9)%
Income Attributable to Common Stockholders per Diluted Share	$0.18	$0.32	(43.8)%		$0.54	$1.05	(48.6)%

20 Hotel Comparable Portfolio RevPAR (1)	$190.43	$188.83	0.8%		$196.08	$192.39	1.9%

20 Hotel Comparable Portfolio Occupancy (1)	82.5%	82.0%	50	bps	83.7%	83.6%	10	bps
20 Hotel Comparable Portfolio ADR (1)	$230.83	$230.28	0.2%		$234.26	$230.13	1.8%

20 Hotel Comparable Portfolio Adjusted EBITDAre Margin (1) (2)	29.4%	30.5%	(110)	bps	30.4%	30.9%	(50)	bps

Adjusted EBITDAre, excluding noncontrolling interest	$75.5	$83.6	(9.8)%		$320.2	$331.8	(3.5)%
Adjusted FFO Attributable to Common Stockholders	$59.0	$66.8	(11.6)%		$254.0	$264.2	(3.9)%
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.26	$0.29	(10.3)%		$1.12	$1.17	(4.3)%

(1)	The 20 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of December 31, 2019.
(2)	The 20 Hotel Comparable Portfolio Adjusted EBITDAre Margins exclude any prior year property tax adjustments, net.

Information regarding the non-GAAP financial measures disclosed in this release is provided below in “Non-GAAP Financial Measures.” Reconciliations of non-GAAP financial measures to the most comparable GAAP measure for each of the periods presented are included later in this release.

The Company’s actual results for the quarter and year ended December 31, 2019 compare to its guidance originally provided as follows:

Metric ($ in millions, except per share data)	Quarter Ended December 31, 2019 Guidance (1)	Quarter Ended December 31, 2019 Actual Results (unaudited)	Performance Relative to Prior Guidance Midpoint
Net Income	$62 to $67	$45	- $19
20 Hotel Comparable Portfolio RevPAR Growth	- 1.5% to + 0.5%	0.8%	+ 1.3%
Adjusted EBITDAre, excluding noncontrolling interest	$68 to $72	$75	+ $5
Adjusted FFO Attributable to Common Stockholders	$51 to $55	$59	+ $6
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.23 to $0.25	$0.26	+ $0.02
Diluted Weighted Average Shares Outstanding	224,100,000	224,100,000	⸺

Metric ($ in millions, except per share data)	Full Year 2019 Guidance (1)	Full Year 2019 Actual Results (unaudited except Net Income)	Performance Relative to Prior Guidance Midpoint
Net Income	$159 to $164	$143	- $19
20 Hotel Comparable Portfolio RevPAR Growth	+ 1.0% to + 2.0%	1.9%	+ 0.4%
Adjusted EBITDAre, excluding noncontrolling interest	$313 to $317	$320	+ $5
Adjusted FFO Attributable to Common Stockholders	$246 to $250	$254	+ $6
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$1.09 to $1.11	$1.12	+ $0.02
Diluted Weighted Average Shares Outstanding	226,000,000	226,000,000	⸺

(1)	Reflects guidance presented on November 4, 2019.

2019 Highlights

•

Enhanced the overall quality of the portfolio and increased the concentration of Long-Term Relevant Real Estate® through the disposition of one hotel with prior year RevPAR that was 21% below the 2019 20 Hotel Comparable Portfolio RevPAR of $196.08.

•	Completed $96 million of capital improvements throughout the portfolio, including:
o	Renovation of all 1,190 guestrooms and suites at the Hilton San Diego Bayfront, including the replacement of guestroom soft goods and renovation of the hotel’s corridors;
o	Renovation of all 622 guestrooms and suites at the Renaissance Harborplace, including the conversion of nearly half of the bathtubs to showers;
o	Addition of 17 new guestrooms at the Hyatt Regency San Francisco through the conversion of underutilized corridor space; and
o

Investment of over $9 million in a variety of environmental and sustainability projects, including additional LED lighting retrofits, installation of low-flow plumbing fixtures and bulk amenity dispensers, as well as several building system upgrades intended to reduce overall energy consumption.

•

Returned over $216 million to the Company’s common stockholders, including over $166 million in cash dividends and $50 million through the repurchase of 3.8 million shares of the Company’s common stock at an average price of $13.22 per share.

•

Further enhanced the Company’s already strong liquidity position, ending 2019 with over $816 million of total unrestricted cash on hand. After adjusting for the payment of common and preferred stock dividends in January 2020, the Company has over $680 million of total unrestricted cash available for future investment.

Recent Developments

Subsequent to the end of the fourth quarter of 2019, the Company repurchased 292,266 shares of its common stock at an average price of $12.66 per share for a total purchase price of $3.7 million. On February 13, 2020, the Company's Board of Directors authorized an increase to the existing stock repurchase program to acquire up to $500.0 million of the Company's common and preferred stock. The authorization has no stated expiration date. Future purchases will depend on various factors, including the Company's capital needs as well as the price of the Company's common and preferred stock.

On February 13, 2020 the Company’s Board of Directors reauthorized the “At the Market” (“ATM”) program, allowing the Company to issue common stock up to an aggregate offering amount of $300.0 million. The reauthorization has no stated expiration date.

Balance Sheet/Liquidity Update

As of December 31, 2019, the Company had $865.0 million of cash and cash equivalents, including restricted cash of $48.1 million, total assets of $3.9 billion, including $2.9 billion of net investments in hotel properties, total consolidated debt of $974.9 million and stockholders’ equity of $2.6 billion.

Capital Improvements

The Company invested $20.7 million and $96.0 million into capital improvements of its portfolio during the fourth quarter and year ended December 31, 2019, respectively. In 2020, the Company expects to invest approximately $65 million to $85 million into its portfolio. Based on the timing and scope of the 2020 projects, the Company expects approximately $2 million of total revenue displacement related to its major capital improvement projects in 2020. A selection of the Company’s planned 2020 capital improvement projects include:

•

Marriott Portland:  The Company expects to invest approximately $21 million to $23 million, with a portion spent in 2019, to fully reposition the hotel. The project will include the renovation of all existing 249 guestrooms and bathrooms as well as the addition of 9 rooms and a complete redesign of all public spaces, meeting areas and food and beverage outlets. The renovation is intended to better position the hotel to compete with many of the independent and lifestyle hotels that are indicative of the Portland market.

•

Embassy Suites Chicago: The Company completed a renovation of all of the meeting space at the hotel in the first quarter of 2020. In addition, in the fourth quarter of 2020, the Company expects to begin a guestroom renovation which will include the replacement of all soft goods and the conversion of certain bathtubs to showers.

•

Environmental and Sustainability Projects: The Company expects to invest approximately $6 million to $11 million into additional environmental and sustainability projects in 2020, including the installation of solar panels at the Wailea Beach Resort, additional LED lighting retrofits and the modernization of mechanical and other equipment intended to reduce the Company’s overall energy consumption.

2020 Outlook

The Company’s achievement of the anticipated results is subject to risks and uncertainties, including those disclosed in the Company’s filings with the Securities and Exchange Commission. The Company’s guidance does not take into account the impact of any unanticipated developments in its business, changes in its operating environment, or any unannounced hotel acquisitions, dispositions, re-brandings, management changes, transition costs, legal settlements, noncash impairment expense, changes in deferred tax assets or valuation allowances, severance costs associated with restructuring hotel services, uninsured property losses, early lease termination costs,  prior year property tax assessments or credits, debt repurchases/repayments, stock repurchases or unannounced financings during 2020. The Company’s 2020 guidance does not include any additional impact from the coronavirus, or any other viral or pandemic incidents, that could have a material impact on travel demand and a negative impact on profitability other than what has already been identified to date. As of the date hereof, the total known revenue loss from cancelations related to the coronavirus is less than $1.0 million and is isolated primarily to the first quarter of 2020.

For the first quarter of 2020, the Company expects:

Metric ($ in millions, except per share data)	Quarter Ended March 31, 2020 Guidance (1)
Net Income	$7 to $11
20 Hotel Comparable Portfolio RevPAR Growth	- 0.5% to + 1.5%
Adjusted EBITDAre, excluding noncontrolling interest	$54 to $58
Adjusted FFO Attributable to Common Stockholders	$37 to $41
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.16 to $0.18
Diluted Weighted Average Shares Outstanding	223,900,000

For the full year of 2020, the Company expects:

Metric ($ in millions, except per share data)	Full Year 2020 Guidance (1)
Net Income	$94 to $119
20 Hotel Comparable Portfolio RevPAR Growth	- 1.5% to + 1.5%
Adjusted EBITDAre, excluding noncontrolling interest	$280 to $305
Adjusted FFO Attributable to Common Stockholders	$212 to $236
Adjusted FFO Attributable to Common Stockholders per Diluted Share	$0.95 to $1.05
Diluted Weighted Average Shares Outstanding	224,100,000

(1)	Detailed reconciliations of Net Income to non-GAAP financial measures are provided later in this release.

First quarter and full year 2020 guidance are based in part on the following assumptions:

•

Full year total revenue displacement of approximately $2 million and full year Adjusted EBITDAre, excluding noncontrolling interest displacement of approximately $1 million related to 2020 major capital investment projects.

•

Full year 20 Hotel Comparable Portfolio Adjusted EBITDAre Margin is expected to decline between 150 basis points and 175 basis points. Full year 20 Hotel Comparable Portfolio Adjusted EBITDAre Margins are negatively impacted by 40 basis points due to a property tax increase and a disputed ground rent increase at the Hilton Times Square.

•	Full year corporate overhead expense (excluding deferred stock amortization) of approximately $22 million to $23 million.
•	Full year amortization of deferred stock compensation expense of approximately $10 million.
•

Full year interest expense of approximately $47 million, including approximately $3  million in amortization of deferred financing costs and approximately $1 million of finance lease obligation interest.

•	Full year total preferred dividends of $13 million, which includes the Series E and Series F cumulative redeemable preferred stock.

Dividend Update

On February 17, 2020 the Company’s Board of Directors declared a cash dividend of $0.05 per share of common stock, as well as cash dividends of $0.434375 per share payable to its Series E cumulative redeemable preferred stockholders and $0.403125 per share payable to its Series F cumulative redeemable preferred stockholders. The dividends will be paid on April 15, 2020 to stockholders of record as of March 31, 2020.

The Company expects to continue to pay a quarterly cash dividend of $0.05 per share of common stock throughout 2020. Consistent with the Company’s past practice and to the extent that the expected regular quarterly dividends for 2020 do not satisfy the annual distribution requirements, the Company expects to satisfy the annual distribution requirement by paying a “catch-up” dividend in January 2021.  The level of any future quarterly dividends will be determined by the Company’s Board of Directors after considering long-term operating projections, expected capital requirements, and risks affecting the Company’s business. In 2019, the Company declared total cash dividends of $0.74 per share of common stock.

Supplemental Disclosures

Contemporaneous with this release, the Company has furnished a Form 8-K with unaudited financial information. This additional information is being provided as a supplement to the information in this release and other filings with the SEC. The Company has no obligation to update any of the guidance or other information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Earnings Call

The Company will host a conference call to discuss fourth quarter and full year 2019 financial results on February 19, 2020, at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time). A live webcast of the call will be available via the Investor Relations section of the Company’s website. Alternatively, investors may dial  1-786-789-4797 and reference confirmation code 1233881  to listen to the live call. A replay of the webcast will also be archived on the website.

About Sunstone Hotel Investors, Inc.

Sunstone Hotel Investors, Inc. is a lodging real estate investment trust (“REIT”) that as of the date of this release has interests in 20  hotels comprised of 10,610 rooms. Sunstone’s business is to acquire, own, asset manage and renovate or reposition hotels considered to be Long-Term Relevant Real Estate®, the majority of which are operated under nationally recognized brands, such as Marriott, Hilton and Hyatt. For further information, please visit Sunstone’s website at www.sunstonehotels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,”  “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including opinions, references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: volatility in the debt or equity markets affecting our ability to acquire or sell hotel assets; international, national and local economic and business conditions, including the likelihood of a U.S. recession, government shutdown, trade conflicts and tariffs between the U.S. and its trading partners, changes in the European Union or global economic slowdown, as well as any type of flu, disease-related pandemic or the adverse effects of climate change, affecting the lodging and travel industry; the ability to maintain sufficient liquidity and our access to capital markets; terrorist attacks or civil unrest,  which would affect occupancy rates at our hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of our indebtedness and our ability to meet covenants in our debt and equity agreements; relationships with property managers and franchisors; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations, which influence or determine wages, prices, construction procedures and costs; our ability to identify, successfully compete for and complete acquisitions; the performance of hotels after they are acquired; necessary capital expenditures and our ability to fund them and complete them with minimum disruption; our ability to continue to satisfy complex rules in order for us to qualify as a REIT for federal income tax purposes; severe weather events or other natural disasters; risks impacting our ability to pay anticipated future dividends; and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All forward-looking information provided herein is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

This release should be read together with the consolidated financial statements and notes thereto included in our most recent reports on Form 10-K and Form 10-Q. Copies of these reports are available on our website at www.sunstonehotels.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures that we believe are useful to investors as key supplemental measures of our operating performance: earnings before interest expense, taxes, depreciation and amortization for real estate, or EBITDAre;  Adjusted EBITDAre, excluding noncontrolling interest (as defined below); funds from operations attributable to common stockholders, or FFO attributable to common stockholders;  Adjusted FFO attributable to common stockholders (as defined below); hotel Adjusted EBITDAre; and hotel Adjusted EBITDAre margin.  These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, our calculation of these measures may not be comparable to other companies that do not define such terms exactly the same as the Company. These non-GAAP measures are used in addition to and in conjunction with results presented in accordance with GAAP. They should not be considered as alternatives to net income, cash flow from operations, or any other operating performance measure prescribed by GAAP. These non-GAAP financial measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

We present EBITDAre in accordance with guidelines established by the National Association of Real Estate Investment Trusts (“NAREIT”), as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate.” We believe EBITDAre is a useful performance measure to help investors evaluate and compare the results of our operations from period to period in comparison to our peers. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) plus interest expense, income tax expense, depreciation and amortization, gains or losses on the disposition of depreciated property (including gains or losses on change in control), impairment write-downs of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity’s share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful information to investors regarding our operating performance, and that the presentation of Adjusted EBITDAre,  excluding noncontrolling interest, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. In addition, we use both EBITDAre and Adjusted EBITDAre, excluding noncontrolling interest as measures in determining the value of hotel acquisitions and dispositions.

We believe that the presentation of FFO attributable to common stockholders provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified noncash items such as real estate depreciation and amortization, any real estate impairment loss and any gain or loss on sale of real estate assets, all of which are based on historical cost accounting and may be of lesser significance in evaluating our current performance. Our presentation of FFO attributable to common stockholders conforms to NAREIT’s definition of “FFO applicable to common shares.” Our presentation may not be comparable to FFO reported by other REITs that do not define the terms in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do.

We also present Adjusted FFO attributable to common stockholders when evaluating our operating performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance, and may facilitate comparisons of operating performance between periods and our peer companies.

We adjust EBITDAre and FFO attributable to common stockholders for the following items, which may occur in any period, and refer to these measures as either Adjusted EBITDAre, excluding noncontrolling interest or Adjusted FFO attributable to common stockholders:

•

Amortization of favorable and unfavorable contracts:  we exclude the noncash amortization of the favorable management contract asset recorded in conjunction with our acquisition of the Hilton Garden Inn Chicago Downtown/Magnificent Mile, along with the favorable and unfavorable tenant lease contracts, as applicable, recorded in conjunction with our acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Regency San Francisco and the Wailea Beach Resort. We exclude the noncash amortization of favorable and unfavorable contracts because it is based on historical cost accounting and is of lesser significance in evaluating our actual performance for the current period.

•

Gains or losses from debt transactions: we exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of deferred financing costs from the original issuance of the debt being redeemed or retired because, like interest expense, their removal helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure.

•

Acquisition costs: under GAAP, costs associated with completed acquisitions that meet the definition of a business are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company or our hotels.

•

Cumulative effect of a change in accounting principle:  from time to time, the FASB promulgates new accounting standards that require the consolidated statement of operations to reflect the cumulative effect of a change in accounting principle. We exclude these one-time adjustments, which include the accounting impact from prior periods, because they do not reflect our actual performance for that period.

•

Other adjustments: we exclude other adjustments that we believe are outside the ordinary course of business because we do not believe these costs reflect our actual performance for the period and/or the ongoing operations of our hotels. Such items may include: lawsuit settlement costs; prior year property tax assessments or credits; the write-off of development costs associated with abandoned projects; property-level restructuring, severance and management transition costs; lease terminations; and property insurance proceeds or uninsured losses.

In addition, to derive Adjusted EBITDAre, excluding noncontrolling interest we exclude the noncontrolling partner’s pro rata share of the net income (loss) allocated to the Hilton San Diego Bayfront partnership, as well as the noncontrolling partner’s pro rata share of any EBITDAre and Adjusted EBITDAre components.  We  also exclude the noncash expense incurred with the amortization of deferred stock compensation as this expense is based on historical stock prices at the date of grant to our corporate employees and does not reflect the underlying performance of our hotels. In addition, we exclude the amortization of our right-of-use assets and liabilities as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. Additionally, we include an adjustment for the cash finance lease expenses recorded on the ground lease at the Courtyard by Marriott Los Angeles (prior to the hotel’s sale in October 2019) and the building lease at the Hyatt Centric Chicago Magnificent Mile. We determined that both of these leases are finance leases, and, therefore, we include a portion of the lease payments each month in interest expense. We adjust EBITDAre for these two finance leases in order to more accurately reflect the actual rent due to both hotels’ lessors in the current period, as well as the operating performance of both hotels.  We  also exclude the effect of gains and losses on the disposition of undepreciated assets because we believe that including them in Adjusted EBITDAre, excluding noncontrolling interest is not consistent with reflecting the ongoing performance of our assets.

To derive Adjusted FFO attributable to common stockholders,  we also exclude the noncash interest on our derivatives and finance lease obligations as we believe that these items are not reflective of our ongoing finance costs. Additionally, we exclude the noncontrolling partner’s pro rata share of any FFO adjustments related to our consolidated Hilton San Diego Bayfront partnership. We also exclude the real estate amortization of our right-of-use assets and liabilities, which includes the amortization of both our finance and operating lease intangibles (with the exception of our corporate operating lease), as these expenses are based on historical cost accounting and do not reflect the actual rent amounts due to the respective lessors or the underlying performance of our hotels. In addition, we exclude changes to deferred tax assets, liabilities or valuation allowances, and income tax benefits or provisions associated with the application of net operating loss carryforwards, uncertain tax positions or with the sale of assets other than real estate investments.

In presenting hotel  Adjusted EBITDAre and hotel  Adjusted EBITDAre margins, miscellaneous non-hotel items have been excluded. We believe the calculation of hotel Adjusted EBITDAre results in a more accurate presentation of the hotel Adjusted EBITDAre margins for our hotels, and that these non-GAAP financial measures are useful to investors in evaluating our property-level operating performance.

Our 20 Hotel Comparable Portfolio is comprised of all hotels owned by the Company as of December 31, 2019.  We believe that providing comparable hotel data is useful to us and to investors in evaluating our operating performance because this measure helps us and investors evaluate and compare the results of our operations from period to period by removing the fluctuations caused by any acquisitions or dispositions, as well as by those hotels that we classify as held for sale, those hotels that are undergoing a material renovation or repositioning and those hotels whose room counts have materially changed during either the current or prior year. We strongly encourage investors to review our financial information in its entirety and not to rely on a single financial measure.

Reconciliations of net income to EBITDAre, Adjusted EBITDAre,  excluding noncontrolling interest, FFO attributable to common stockholders and Adjusted FFO attributable to common stockholders, as well as reconciliations and the components of hotel Adjusted EBITDAre and hotel Adjusted EBITDAre margin are set forth in the following pages of this release.

Sunstone Hotel Investors, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	December 31,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$816,857	$809,316
Restricted cash	48,116	53,053
Accounts receivable, net	35,209	33,844
Prepaid expenses and other current assets	13,550	12,261
Total current assets	913,732	908,474

Investment in hotel properties, net	2,872,353	3,030,998
Finance lease right-of-use asset, net	47,652	—
Operating lease right-of-use assets, net	60,629	—
Deferred financing costs, net	2,718	3,544
Other assets, net	21,890	29,817

Total assets	$3,918,974	$3,972,833

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$35,614	$30,425
Accrued payroll and employee benefits	25,002	25,039
Dividends and distributions payable	135,872	126,461
Other current liabilities	46,955	44,962
Current portion of notes payable, net	82,109	5,838
Total current liabilities	325,552	232,725

Notes payable, less current portion, net	888,954	971,225
Finance lease obligations, less current portion	15,570	27,009
Operating lease obligations, less current portion	49,691	—
Other liabilities	18,136	30,703
Total liabilities	1,297,903	1,261,662

Commitments and contingencies

Equity:
Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized:
6.95% Series E Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding at December 31, 2019 and December 31, 2018, stated at liquidation preference of $25.00 per share	115,000	115,000
6.45% Series F Cumulative Redeemable Preferred Stock, 3,000,000 shares issued and outstanding at December 31, 2019 and December 31, 2018, stated at liquidation preference of $25.00 per share	75,000	75,000
Common stock, $0.01 par value, 500,000,000 shares authorized, 224,855,351 shares issued and outstanding at December 31, 2019 and 228,246,247 shares issued and outstanding at December 31, 2018	2,249	2,282
Additional paid in capital	2,683,913	2,728,684
Retained earnings	1,318,455	1,182,722
Cumulative dividends and distributions	(1,619,779)	(1,440,202)
Total stockholders' equity	2,574,838	2,663,486
Noncontrolling interest in consolidated joint venture	46,233	47,685
Total equity	2,621,071	2,711,171

Total liabilities and equity	$3,918,974	$3,972,833

Sunstone Hotel Investors, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
	(unaudited)
Revenues
Room	$186,557	$191,132	$767,392	$799,369
Food and beverage	66,686	67,199	272,869	284,668
Other operating	19,709	22,521	74,906	75,016
Total revenues	272,952	280,852	1,115,167	1,159,053
Operating expenses
Room	50,283	50,281	202,889	210,204
Food and beverage	46,287	46,187	186,436	193,486
Other operating	4,100	4,681	16,594	17,169
Advertising and promotion	13,371	13,708	54,369	55,523
Repairs and maintenance	10,512	10,627	41,619	43,111
Utilities	6,655	6,791	27,311	29,324
Franchise costs	8,241	8,442	32,265	35,423
Property tax, ground lease and insurance	20,423	18,756	83,265	82,414
Other property-level expenses	32,553	31,414	130,321	132,419
Corporate overhead	7,275	8,191	30,264	30,247
Depreciation and amortization	37,264	36,268	147,748	146,449
Impairment loss	24,713	—	24,713	1,394
Total operating expenses	261,677	235,346	977,794	977,163
Interest and other income	3,060	3,451	16,557	10,500
Interest expense	(10,822)	(16,081)	(54,223)	(47,690)
Gain on sale of assets	42,935	48,174	42,935	116,961
Loss on extinguishment of debt	—	(835)	—	(835)
Income before income taxes	46,448	80,215	142,642	260,826
Income tax (provision) benefit, net	(1,034)	(2,459)	151	(1,767)
Net income	45,414	77,756	142,793	259,059
Income from consolidated joint venture attributable to noncontrolling interest	(998)	(1,425)	(7,060)	(8,614)
Preferred stock dividends	(3,208)	(3,208)	(12,830)	(12,830)
Income attributable to common stockholders	$41,208	$73,123	$122,903	$237,615

Basic and diluted per share amounts:
Basic and diluted income attributable to common stockholders per common share	$0.18	$0.32	$0.54	$1.05

Basic and diluted weighted average common shares outstanding	223,638	227,068	225,681	225,924

Distributions declared per common share	$0.59	$0.54	$0.74	$0.69

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands)

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net income	$45,414	$77,756	$142,793	$259,059
Operations held for investment:
Depreciation and amortization	37,264	36,268	147,748	146,449
Interest expense	10,822	16,081	54,223	47,690
Income tax provision (benefit), net	1,034	2,459	(151)	1,767
Gain on sale of assets	(42,935)	(48,176)	(42,935)	(116,916)
Impairment loss	24,713	—	24,713	1,394
EBITDAre	76,312	84,388	326,391	339,443

Operations held for investment:
Amortization of deferred stock compensation	2,145	2,069	9,313	9,007
Amortization of favorable and unfavorable contracts, net	—	(5)	—	(2)
Amortization of right-of-use assets and liabilities (1)	(259)	(222)	(782)	(1,054)
Finance lease obligation interest - cash ground rent	(407)	(593)	(2,175)	(2,361)
Loss on extinguishment of debt	—	835	—	835
Hurricane-related insurance proceeds, net	—	—	—	(990)
Prior year property tax adjustments, net	(121)	(320)	168	(203)
Prior owner contingency funding	—	—	(900)	—
Property-level restructuring, severance and management transition costs	—	29	—	29
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(998)	(1,425)	(7,060)	(8,614)
Depreciation and amortization	(803)	(641)	(2,875)	(2,556)
Interest expense	(476)	(545)	(2,126)	(1,982)
Amortization of right-of-use asset and liability (1)	73	73	290	290
Adjustments to EBITDAre, net	(846)	(745)	(6,147)	(7,601)

Adjusted EBITDAre, excluding noncontrolling interest	$75,466	$83,643	$320,244	$331,842

(1)

Amounts originally reported for the quarter and year ended December 31, 2018 for amortization of lease intangibles and noncash ground rent have been reclassified to amortization of right-of-use assets and liabilities to conform to the current year’s reporting.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to FFO  Attributable to Common Stockholders and

Adjusted FFO  Attributable to Common Stockholders

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

Net income	$45,414	$77,756	$142,793	$259,059
Preferred stock dividends	(3,208)	(3,208)	(12,830)	(12,830)
Operations held for investment:
Real estate depreciation and amortization (1)	36,639	35,651	145,260	144,358
Gain on sale of assets	(42,935)	(48,176)	(42,935)	(116,916)
Impairment loss	24,713	—	24,713	1,394
Noncontrolling interest:
Income from consolidated joint venture attributable to noncontrolling interest	(998)	(1,425)	(7,060)	(8,614)
Real estate depreciation and amortization	(803)	(641)	(2,875)	(2,556)
FFO attributable to common stockholders	58,822	59,957	247,066	263,895

Operations held for investment:
Amortization of favorable and unfavorable contracts, net	—	(5)	—	(2)
Real estate amortization of right-of-use assets and liabilities (1)	147	147	590	415
Noncash interest on derivatives and finance lease obligations, net	(857)	3,805	6,051	(1,190)
Loss on extinguishment of debt	—	835	—	835
Hurricane-related insurance proceeds, net	—	—	—	(990)
Prior year property tax adjustments, net	(121)	(320)	168	(203)
Prior owner contingency funding	—	—	(900)	—
Property-level restructuring, severance and management transition costs	—	29	—	29
Noncash income tax provision, net	934	2,232	688	1,132
Noncontrolling interest:
Real estate amortization of right-of-use asset and liability (1)	73	73	290	290
Noncash interest on derivative, net	—	—	—	(1)
Adjustments to FFO attributable to common stockholders, net	176	6,796	6,887	315

Adjusted FFO attributable to common stockholders	$58,998	$66,753	$253,953	$264,210

FFO attributable to common stockholders per diluted share	$0.26	$0.26	$1.09	$1.17

Adjusted FFO attributable to common stockholders per diluted share	$0.26	$0.29	$1.12	$1.17

Basic weighted average shares outstanding	223,638	227,068	225,681	225,924
Shares associated with unvested restricted stock awards	448	474	276	377
Diluted weighted average shares outstanding	224,086	227,542	225,957	226,301

(1)

Amounts originally reported for the quarter and year ended December 31, 2018 for real estate depreciation and amortization related to finance leases, amortization of lease intangibles and noncash ground rent have been reclassified to real estate amortization of right-of-use assets and liabilities to conform to the current year’s reporting.

Sunstone Hotel Investors, Inc.

Reconciliation of Net Income to Non-GAAP Financial Measures

Guidance for First Quarter and Full Year 2020

(Unaudited and in thousands, except per share amounts)

Reconciliation of Net Income to Adjusted EBITDAre, Excluding Noncontrolling Interest

	Quarter Ended		Year Ended
	March 31, 2020		December 31, 2020
	Low	High	Low	High

Net income	$6,900	$11,300	$93,500	$118,800
Depreciation and amortization	36,000	35,800	143,900	143,700
Interest expense	12,300	12,200	47,300	47,200
Income tax provision, net	200	200	900	1,000
Amortization of deferred stock compensation	2,200	2,200	9,700	9,700
Amortization of right-of-use assets and liabilities	(300)	(300)	(1,100)	(1,100)
Finance lease obligation interest - cash ground rent	(400)	(400)	(1,400)	(1,400)
Noncontrolling interest	(2,900)	(3,000)	(12,800)	(12,900)
Adjusted EBITDAre, excluding noncontrolling interest	$54,000	$58,000	$280,000	$305,000

Reconciliation of Net Income to Adjusted FFO  Attributable to Common Stockholders

Net income	$6,900	$11,300	$93,500	$118,800
Preferred stock dividends	(3,200)	(3,200)	(12,800)	(12,800)
Real estate depreciation and amortization	35,400	35,200	141,400	141,000
Real estate amortization of right-of-use assets and liabilities	200	200	600	600
Noncontrolling interest	(2,500)	(2,800)	(10,900)	(11,200)
Adjusted FFO attributable to common stockholders	$36,800	$40,700	$211,800	$236,400

Adjusted FFO attributable to common stockholders per diluted share	$0.16	$0.18	$0.95	$1.05

Diluted weighted average shares outstanding	223,900	223,900	224,100	224,100

Sunstone Hotel Investors, Inc.

Non-GAAP Financial Measures

20 Hotel Comparable Portfolio Adjusted EBITDAre and Margins

(Unaudited and in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018

20 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net (1)	29.4%	30.5%	30.4%	30.9%

Total revenues	$272,952	$280,852	$1,115,167	$1,159,053
Non-hotel revenues (2)	(22)	(28)	(92)	(94)
Hurricane-related business interruption insurance proceeds (3)	—	(4,959)	—	(5,771)
Total Actual Hotel Revenues	272,930	275,865	1,115,075	1,153,188
Sold hotel revenues (4)	(763)	(9,417)	(10,422)	(79,627)
Total 20 Hotel Comparable Portfolio Revenues	$272,167	$266,448	$1,104,653	$1,073,561

Net income	$45,414	$77,756	$142,793	$259,059
Non-hotel revenues (2)	(22)	(28)	(92)	(94)
Non-hotel operating expenses, net (5)	(591)	(784)	(2,906)	(3,282)
Property-level restructuring, severance and management transition costs (6)	—	29	—	29
Hurricane-related business interruption insurance proceeds (3)	—	(4,959)	—	(5,771)
Hurricane-related uninsured losses (7)	—	—	—	110
Prior year property tax adjustments, net (8)	(121)	(320)	168	(203)
Taxes assessed on commercial rents (9)	370	—	1,383	—
Hospitality procurement supply rebate (10)	—	—	—	(1,088)
Corporate overhead	7,275	8,191	30,264	30,247
Depreciation and amortization	37,264	36,268	147,748	146,449
Impairment loss	24,713	—	24,713	1,394
Interest and other income	(3,060)	(3,451)	(16,557)	(10,500)
Interest expense	10,822	16,081	54,223	47,690
Gain on sale of assets	(42,935)	(48,174)	(42,935)	(116,961)
Loss on extinguishment of debt	—	835	—	835
Income tax provision (benefit), net	1,034	2,459	(151)	1,767
Actual Hotel Adjusted EBITDAre	80,163	83,903	338,651	349,681
Sold hotel Adjusted EBITDAre (4)	(161)	(2,769)	(2,987)	(18,127)
20 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net	$80,002	$81,134	$335,664	$331,554

* Footnotes on following page.

(1)

20 Hotel Comparable Portfolio Adjusted EBITDAre Margin, excluding prior year property tax adjustments, net is calculated as 20 Hotel Comparable Portfolio Adjusted EBITDAre, excluding prior year property tax adjustments, net divided by Total 20 Hotel Comparable Portfolio Revenues.

(2)

Non-hotel revenues include the amortization of favorable and unfavorable tenant lease contracts recorded in conjunction with the Company's acquisitions of the Boston Park Plaza, the Hilton Garden Inn Chicago Downtown/Magnificent Mile, the Hyatt Regency San Francisco and the Wailea Beach Resort.

(3)

Hurricane-related business interruption insurance proceeds include $0.8 million and $5.0 million received in the first and fourth quarters of 2018, respectively, at the Oceans Edge Resort & Marina related to Hurricane Irma disruption in 2017 and 2018.

(4)

Sold hotel includes hotel revenues and Adjusted EBITDAre generated during the Company's ownership periods for the Courtyard by Marriott Los Angeles, sold in October 2019, as well as the six hotels sold in 2018: the Marriott Philadelphia and the Marriott Quincy, both of which were sold in January 2018; the Hyatt Regency Newport Beach sold in July 2018; two Houston hotels sold in October 2018; and the Marriott Tysons Corner sold in December 2018.

(5)

Non-hotel operating expenses, net include the following: the amortization of hotel real estate-related right-of-use assets; the amortization of a favorable management agreement; and finance lease obligation interest - cash ground rent.

(6)	Property-level restructuring, severance and management transition costs include $29,000 in management transition costs incurred in the fourth quarter of 2018 at the Hilton New Orleans St. Charles.
(7)	Hurricane-related uninsured losses for 2018 include $0.1 million at the Oceans Edge Resort & Marina and a total of $5,000 at two Houston hotels, which the Company sold in October 2018.
(8)

Prior year property tax adjustments, net for the fourth quarter of 2019 include a total credit of $0.1 million received at the following hotels: Embassy Suites Chicago; Hilton Garden Inn Chicago Downtown/Magnificent Mile; and Hyatt Centric Chicago Magnificent Mile. For the year ended December 31, 2019, prior year property tax adjustments, net include a total net expense of $0.2 million received at the following hotels: Embassy Suites Chicago; Embassy Suites La Jolla; Hilton Garden Inn Chicago Downtown/Magnificent Mile; Hyatt Centric Chicago Magnificent Mile; Oceans Edge Resort & Marina; and Renaissance Los Angeles Airport. For the fourth quarter of 2018, prior year property tax adjustments, net include a credit of $0.3 million received at the Renaissance Harborplace.  For the year ended December 31, 2018, prior year property tax adjustments, net include a total net credit of $0.2 million received at the following hotels: Embassy Suites Chicago; Hilton Garden Inn Chicago Downtown/Magnificent Mile; Hyatt Centric Chicago Magnificent Mile; Hyatt Regency Newport Beach; Renaissance Harborplace;  and Renaissance Washington DC.

(9)	Taxes assessed on commercial rents for the fourth quarter and year ended December 31, 2019 include $0.4 million and $1.4 million, respectively, at the Hyatt Regency San Francisco.
(10)	Hospitality procurement supply rebate includes a $1.1 million rebate received from one of the Company's third-party management companies during 2018.